Exhibit 5.1

OPINION OF MORRISON & FOERSTER LLP

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

NORTHERN VIRGINIA, DENVER,
SACRAMENTO, WALNUT CREEK

TOKYO, LONDON, BRUSSELS, BEIJING,
SHANGHAI, HONG KONG

February 24, 2010

Novellus Systems, Inc.

4000 North First Street

San Jose, CA 95134

Re: Novellus Systems, Inc. Retirement Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of one million (1,000,000) shares of your common stock, no par value per share (the “Common Shares”), which will be issuable under the Novellus Systems, Inc. Retirement Plan (the “Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Common Shares under the Plan (the “Plan Shares”), and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable Common Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP